Exhibit (a)(1)(E)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

NEXTEST SYSTEMS CORPORATION

at

$20.00 NET PER SHARE

by

NAC EQUIPMENT CORPORATION

a wholly owned subsidiary of

TERADYNE, INC.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF WEDNESDAY, JANUARY 23, 2008, UNLESS THE OFFER IS EXTENDED.

To Our Clients:

Enclosed for your consideration is an Offer to Purchase, dated December 21, 2007 (the “Offer to Purchase”), and the related Letter of Transmittal (the “Letter of Transmittal,” which, as each may be amended from time to time, together constitute the “Offer”) relating to an offer by NAC Equipment Corporation (“Offeror”), a Delaware corporation and wholly owned subsidiary of Teradyne, Inc. (“Parent”), a Massachusetts corporation, to purchase for cash all outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Nextest Systems Corporation, a Delaware corporation (the “Company”) at $20.00 per Share, net to the seller in cash without interest and subject to any required withholding of taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the Letter of Transmittal enclosed herewith. If your certificates for Shares are not immediately available or if you cannot deliver such certificates and all other required documents to the Depositary (as defined in the Offer to Purchase) on or prior to the expiration of the Offer, or if you cannot complete the procedure for book-entry transfer on a timely basis, then you may be able to tender your Shares according to the guaranteed delivery procedure set forth in Section 3 of the Offer to Purchase.

Also enclosed is the Company’s Solicitation/Recommendation Statement on Schedule 14D-9.

We are the holder of record of Shares held by us for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish to have us tender on your behalf any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer.

Your attention is directed to the following:

1.	The tender price is $20.00 per Share, net to you in cash without interest and subject to any required withholding of taxes.

2.	The Offer and withdrawal rights expire at 12:00 Midnight, New York City time, at the end of Wednesday, January 23, 2008, unless the Offer is extended (as extended, the “Expiration Date”).

3.

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of December 11, 2007, among Parent, Offeror and the Company (the “Merger Agreement”). The Merger Agreement provides, among other things, for the making of the Offer by Offeror, and further provides that, following the completion of the Offer, upon the terms and subject to the conditions of the Merger Agreement and in accordance with the Delaware General Corporation Law, Offeror will be merged with and into the Company (the “Merger”). Following the effective time of the Merger (the “Effective Time”), the Company will continue as the surviving corporation and become a wholly owned subsidiary of Parent, and the separate corporate existence of Offeror will cease.

4.	The Company’s board of directors has unanimously (1) determined that the Offer and the Merger are advisable, fair to, and in the best interests of, the Company and its stockholders, (2) approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, and (3) recommended that the Company’s stockholders tender their Shares in the Offer and adopt the Merger Agreement.

5.	The Offer is conditioned upon, among other things, (1) at least a majority of the outstanding shares of the Company’s common stock on a fully diluted basis having been validly tendered in accordance with the terms of the Offer and not properly withdrawn and (2) the expiration or termination of applicable waiting periods under the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and applicable foreign antitrust statutes and regulations. The Offer also is subject to other conditions set forth in the Offer to Purchase. See Section 14—”Conditions of the Offer” of the Offer to Purchase. The Offer is not conditioned upon Parent or Offeror obtaining financing.

6.	Any stock transfer taxes applicable to the sale of the Shares to Offeror pursuant to the Offer will be paid by Offeror, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

The Offer is being made solely by the Offer to Purchase and the related Letter of Transmittal, and is being made to all holders of Shares. Parent and Offeror are not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Parent and Offeror become aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, Parent and Offeror will make a good faith effort to comply with that state statute. If, after a good faith effort, Parent and Offeror cannot comply with the state statute, Offeror will not make the Offer to, nor will Offeror accept tenders from or on behalf of, the Company stockholders in that state.

If you wish to have us tender any or all of the Shares held by us for your account, please instruct us by completing, executing and returning to us the instruction form contained in this letter. If you authorize a tender of your Shares, all such Shares will be tendered unless otherwise specified in such instruction form. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf on or prior to the Expiration Date.

Instruction Form with Respect to

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

NEXTEST SYSTEMS CORPORATION

by

NAC EQUIPMENT CORPORATION

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase dated December 21, 2007 (the “Offer to Purchase”), and the related Letter of Transmittal, in connection with the offer by NAC Equipment Corporation to purchase all outstanding shares of common stock, par value $0.001 per share ( the “Shares”), of Nextest Systems Corporation at $20.00 per Share, net to the seller in cash without interest and subject to any required withholding of taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal.

This will instruct you to tender the number of Shares indicated below (or, if no number is indicated below, all Shares) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal furnished to the undersigned.

Number of Shares to be Tendered	SIGN HERE
Shares*
Signature(s)
Name(s)
Dated , 200 .	Address(es)
(Zip Code)

*	Unless otherwise indicated, it will be assumed that all of your Shares held by us for your account are to be tendered.